UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 2, 2019
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Twin River Worldwide Holdings, Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation)	001-38850 (Commission File Number)	20-0904604 (I.R.S. Employer Identification Number)
100 Twin River Road Lincoln, Rhode Island 02865 (Address and zip code of principal executive offices)
(401) 475-8474
(Registrant’s telephone number, including area code)
________________________
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following compliance with state regulatory licensing approvals on May 2, 2019, Jeffrey W. Rollins joined the board of directors of Twin River Worldwide Holdings, Inc. (the “Company”) in the class of directors the term of which expires at the 2020 annual meeting of shareholders and as a member of the audit committee of the Board. Mr. Rollins will be paid in accordance with the Company’s compensation policy for non-employee directors.
            Mr. Rollins served as a director and member of the audit committee of Dover Downs Gaming & Entertainment, Inc. (“Dover Downs”) from 2002 until the closing of the Company’s acquisition of Dover Downs (the “Dover Acquisition”) on March 28, 2019. The Board agreed to appoint Mr. Rollins as a director of the Company in connection with the Dover Acquisition, subject to receipt of state regulatory licensing approvals. In the Dover Acquisition, each share of Dover Downs common stock and class A common stock was converted into the right to receive 0.089872 shares of the Company’s common stock. As a shareholder of Dover Downs at closing, Mr. Rollins received beneficial ownership of 97,475 shares of the Company’s common stock with cash in lieu of fractional shares.

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

            Mr. Rollins owned shares of Dover Downs in a brokerage margin account and as such were pledged as security for the account. Those shares were exchanged for shares of the Company as a result of the Dover Acquisition. The Company’s Corporate Governance Guidelines and Insider Trading Policy prohibit the pledge of shares of Company common stock as collateral or security for indebtedness. On May 3, 2019, after discussing the facts and circumstances pertaining to the pledge, the Company waived the provisions of the Corporate Governance Guidelines and Insider Trading Policy in respect of those shares.

Item 8.01	Other Events.

On May 3, 2019, the Company issued a press release announcing the pricing of its private offering of $400 million in aggregate principal amount of 6.75% senior unsecured notes due 2027. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The offering is expected to close on May 10, 2019, subject to customary closing conditions and the Company entering into a new bank credit facility, which includes a $300 million term loan due 2026 and an undrawn $250 million revolving credit facility.
            This report does not constitute an offer to sell or the solicitation of an offer to buy the Notes or an offer, solicitation or sale of the Notes in any jurisdiction in which such offering, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act of 1933, and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits
The following exhibits are furnished herewith:

Exhibit No.	Description
99.1	Press Release, dated May 3, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWIN RIVER WORLDWIDE HOLDINGS, INC.
By:	/s/ Stephen H. Capp
Name:	Stephen H. Capp
Title:	Executive Vice President and Chief Financial Officer

Date: May 3, 2019